MUTUAL TERMINATION AGREEMENT AND RELEASE

THIS MUTUAL TERMINATION AGREEMENT AND RELEASE (this “Agreement”), is entered into as of July 10, 2023, by and among First Guaranty Bancshares, Inc., a Louisiana business corporation (“First Guaranty Bancshares”), First Guaranty Bank, a Louisiana state bank and wholly-owned Subsidiary of First Guaranty Bancshares (“First Guaranty Bank”), and Lone Star Bank, a Texas banking association (“Lone Star”).

WITNESSETH:

WHEREAS, First Guaranty Bancshares, First Guaranty Bank and Lone Star have entered into that certain Agreement and Plan of Merger, dated as of January 6, 2023 (the “Merger Agreement”). Any capitalized term used but not otherwise defined herein shall have the meaning set forth in the Merger Agreement.

WHEREAS, Section 7.01(a) of the Merger Agreement provides that the Merger Agreement may be terminated at any time prior to the Effective Time by mutual written consent of First Guaranty Bancshares and Lone Star.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

1. The parties hereto mutually agree to terminate the Merger Agreement, effective as of the execution of this Agreement, such agreement constituting the requisite mutual agreement and written consent required to terminate the Merger Agreement pursuant to Section 7.01(a) of the Merger Agreement and otherwise as may be required pursuant to applicable law.

2. The parties agree that the Merger Agreement is hereby and forthwith void and without effect, and, subject to Section 8 hereof, and notwithstanding anything in the Merger Agreement to the contrary, none of the parties, any of their respective Affiliates or any of the officers, employees, directors or representatives of any of them shall have any liability of any nature whatsoever under the Merger Agreement or in connection with the transactions contemplated by the Merger Agreement or the termination thereof, except that Section 5.22 of the Merger Agreement and the nondisclosure agreements, dated as of February 18, 2022 and August 25, 2022, by and between First Guaranty Bancshares and Lone Star (“Confidentiality Agreements”), shall survive such termination of the Merger Agreement; provided, that the language “two (2) years from the date of this Agreement” in the first paragraph of Section 11 of the Confidentiality Agreements shall be deleted and replaced with the following: “eighteen (18) months from the date of the Mutual Termination Agreement and Release, dated as of July 10, 2023, by and among First Guaranty Bancshares, First Guaranty Bank and Lone Star Bank” and the “two (2) years from the date hereof” in section 13(f) of the Confidentiality Agreements shall be deleted and replaced with the following “two (2) years from the date of the Mutual Termination Agreement and Release, dated as of July 10, 2023, by and among First Guaranty Bancshares, First Guaranty Bank and Lone Star Bank”.

3. First Guaranty Bancshares and First Guaranty Bank hereby release, waive, discharge and agree not to assert, any and all claims or causes of action of any kind (including claims for equitable relief, damages, attorneys’ fees, consultants’ fees, costs, administrative remedies, claims attributing any fault, blame or responsibility or any other legal responsibilities or obligations of any type or nature), whether known or unknown, asserted or unasserted, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, which any of them has or may have against Lone Star, any of its Affiliates or any of its or their employees, officers, directors or representatives arising out of or related to the subject matter of this Agreement, including all claims and any and all expenses or costs of any kind in any way concerning or related to the Merger Agreement, the transactions contemplated by the Merger Agreement or the termination of the Merger Agreement or any related agreements, letters discussions, and/or negotiations.

4. Lone Star hereby releases, waives, discharges and agrees not to assert, any and all claims or causes of action of any kind (including claims for equitable relief, damages, attorneys’ fees, consultants’ fees, costs, administrative remedies, claims attributing any fault, blame or responsibility or any other legal responsibilities or obligations of any type or nature), whether known or unknown, asserted or unasserted, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, which it has or may have against First Guaranty Bancshares and First Guaranty Bank or any of their respective Affiliates or any of the employees, officers, directors or representatives of First Guaranty Bancshares, First Guaranty Bank or their respective Affiliates arising out of or related to the subject matter of this Agreement, including all claims and any and all expenses or costs of any kind in any way concerning or related to the Merger Agreement, the transactions contemplated by the Merger Agreement or the termination of the Merger Agreement or any related agreements, letters discussions, and/or negotiations.

5. Notwithstanding the foregoing releases, no party releases any rights or claims against any other party to enforce the terms of this Agreement.

6. The joint press release of First Guaranty Bancshares and Lone Star announcing the termination of the Merger Agreement pursuant to this Agreement is set forth on Annex A. First Guaranty Bancshares and Lone Star shall each issue the joint press release at after-market hours on July _10_, 2023. Thereafter, neither party shall make any public statements regarding the transactions contemplated by the Merger Agreement or the termination of the Merger Agreement that are inconsistent with those set forth in such press release, except as required by applicable law, regulation or stock exchange to which the relevant party is subject.

7. Other than as First Guaranty Bancshares or Lone Star may determine in good faith is factually accurate and necessary (a) to respond to any legal or regulatory process, investigation or proceeding or request of a governmental agency or other regulatory authority, or (b) to give testimony or file any documents in any legal or regulatory proceeding, each of First Guaranty Bancshares and First Guaranty Bank, on behalf of itself, its Affiliates and its and their respective officers and directors and Lone Star, on behalf of itself, its Affiliates and its and their respective officers and directors, agrees that until the later of (i) the second anniversary of the date of this Agreement and (ii) the date on which any public litigation, action, claim or proceeding arising out of or relating to the Merger Agreement, the transactions contemplated by the Merger Agreement or the termination of the Merger Agreement has become final and nonappealable, it will not, and will not authorize, induce or encourage any other person to, directly or indirectly, make any public or private statements or other communications concerning or related to the Merger Agreement, the transactions contemplated by the Merger Agreement or the termination of the Merger Agreement that disparage, denigrate or malign, with respect to First Guaranty Bancshares and First Guaranty Bank, Lone Star and its Affiliates and representatives, and with respect to Lone Star, First Guaranty Bancshares and First Guaranty Bank and their respective Affiliates and representatives. All parties may notify their various respective regulators.

8. Within twenty (20) business days of the date of this Agreement, each party shall redeliver or destroy all Evaluation Material (as defined in the Confidentiality Agreements) of, with respect to First Guaranty Bancshares and First Guaranty Bank, Lone Star and its Affiliates and representatives, and with respect to Lone Star, First Guaranty Bancshares and First Guaranty Bank and their respective Affiliates and representatives.

9. Each party hereby represents and warrants to the other party that (a) such party has full corporate power and authority to execute and deliver this Agreement, (b) the execution and delivery of this Agreement, the termination of the Merger Agreement and consummation of the other transactions contemplated hereby have been duly and validly approved by such party, (c) no other corporate proceedings on the part of such party are necessary to approve this Agreement or the termination of the Merger Agreement or to consummate the other transactions contemplated hereby, and (d) this Agreement has been duly and validly executed and delivered by such party (assuming due authorization, execution and delivery by the other party) and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

10. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver of this Agreement shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

11. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of a provision of this Agreement. When a reference is made in this Agreement to Sections or Annexes, such reference shall be to a Section or an Annex of this Agreement unless otherwise indicated. Whenever the word “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. As used herein, the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

12. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party without the prior written consent of the other parties to this Agreement (which may be withheld by such other party in its sole discretion). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

13. This Agreement together with the Confidentiality Agreements constitute the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

14. Sections 9.03, 9.04, 9.06, 9.07, 9.08 and 9.13 of the Merger Agreement are hereby incorporated into this Agreement by reference, and shall apply hereto as though set forth herein, mutatis mutandis.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

FIRST GUARANTY BANCSHARES, INC.

By:	/s/ Alton B. Lewis, Jr.
Name:	Alton Lewis,
Title:	Vice Chairman/President/CEO

FIRST GUARANTY BANK

By:	/s/ Alton B. Lewis, Jr.
Name:	Alton Lewis,
Title:	Vice Chairman/President/CEO

LONE STAR BANK

By:
Name:	Dennis Harrington
Title:	Chief Executive Officer

[Signature Page to Mutual Termination Agreement]
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